EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT is made and entered into as of the 8th day of July (the “Agreement”), by and between SHENGTAI PHARMACEUTICAL, INC., a Delaware corporation (the “Company”), having its principal place of business at Changda Road East, Development District, Changle County, Shandong, P.R.C. and (the “Employee”) Qingtai Liu, with PRC National ID No. (or Passport No.) 370725195706040015 (collectively the “Parties”).

WITNESSETH:

WHEREAS, Employee is currently Chief Executive Officer of the Company and a Director of the Board of the Company; and

WHEREAS, the Company intends to motivate and reward the Employee to remain with the Company, to assist in a potential sale of the Company and to enhance the performance of the Company before a Change of Control, as defined below; and

WHEREAS, Employee wishes to be so employed, in each case, upon the terms hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements herein contained, and other good and valuable consideration, the Parties agree as follows:

1.      DEFINITIONS.  As used herein, the following terms shall have the following meanings:

(a)  “Affiliate” means any Person controlling, controlled by or under common control with the Company.

(b)  “Board” means the Board of Directors of the Company.

(c)  “Cause” means (i) conviction of any crime whether or not committed in the course of his employment by the Company; (ii) Employee’s refusal to carry out the responsibilities as the Chief Executive Officer that are designated by the Board or the Company’s corporate charter or bylaws; or (iii) the breach of any representation, warranty or agreement between Employee and Company.

(d)  “Change in Control” has the meaning set forth in Section 4.

(e)  “Common Stock” means the Company’s $.001 par value per share common stock.

(f)  “Date of Termination” means (a) in the case of a termination for which a Notice of Termination (as hereinafter defined in Section 5.3) is required, 30 days from the date of actual receipt of such Notice of Termination or, if later, the date specified therein, as the case may be, and (b) in all other cases, the actual date on which the Employee’s employment terminates during the Term of Employment (as hereinafter defined in Section 3) (it being understood that nothing contained in this definition of “Date of Termination” shall affect any of the cure rights provided to the Employee or the Company in this Agreement).

(g)  “Disability” means Employee’s inability to render, for a period of three consecutive months, services hereunder due to his physical or mental incapacity.

(h)  “Effective Date” means July 8, 2009

(i)  “Person(s)” means any individual or entity of any kind or nature, including any other person as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, and as used in Sections 13(d) and 14(d) thereof.

(j)  “Prospective Customer” shall mean any Person which has either (a) entered into a nondisclosure agreement with the Company or any Company subsidiary or Affiliate or (b) has within the preceding 12 months received a currently pending and not rejected written proposal in reasonable detail from the Company or any of the Company’s subsidiary or Affiliate.

2.      EMPLOYMENT.

(a)  Agreement to Employ. Effective as of the Effective Date, the Company hereby agrees to employ Employee, and Employee hereby agrees to serve, subject to the provisions of this Agreement, as an officer and employee of the Company.

(b)  Duties and Schedule. Employee shall serve as the Company’s Chief Executive Officer and Director of the Board, and shall have such responsibilities as designated by the Board or the corporate charters or bylaws that are not inconsistent with applicable laws, regulations and rules. Employee shall report directly to the Board, Compensation Committee or the Audit Committee thereof, as circumstances may require. Employee shall faithfully and diligently assist the Company in a potential sale of the Company and to enhance the performance of the Company before the occurrence of a Change in Control. Employee shall not be assigned duties and responsibilities that are not generally within the scope and character associated or required of other employees of similar rank and position.

3.      TERM OF EMPLOYMENT. Unless Employee’s employment shall sooner terminate pursuant to Section 5, the Company shall employ Employee for a term commencing on the Effective Date and ending upon the occurrence of Change in Control as defined herein (the “Term”).  The term shall be renewable upon each Party’s written consent.  The period during which Employee is employed pursuant to this Agreement shall be referred to as the “Term” or the “Term of Employment”.

4.      COMPENSATION.

(a)   Salary. Employee’s salary during the Term shall be $120,000 per year (the “Salary”), payable in twice-monthly payments and in US Dollars. All applicable withholding taxes shall be deducted from such payments.  The Board will review Employee’s Salary at least once per year and may, in its discretion, increase or decrease the Salary in accordance with the Company’s compensation policies. A discretionary bonus, if any, may be paid each year as determined solely by the Board.

(b)    Award upon Change in Control.  The Company shall grant to Employee an award of $360,000 upon the occurrence of any of the following, which shall be deemed as the occurrence of a “Change in Control”:

(i)           An acquisition of any common stock or other voting securities of the Company entitled to vote generally for the election of directors (the "Voting Securities") by any “Person” or “Group” (as each such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act), immediately after which such Person or Group, as the case may be, has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the then outstanding shares of Common Stock or the combined voting power of the Company’s then outstanding Voting Securities; provided, however, that in determining whether a “Change in Control” has occurred, shares of Common Stock or Voting Securities that are acquired in a Non-Control Acquisition (as defined below) shall not constitute an acquisition which would cause a Change in Control. A “Non-Control Acquisition” shall mean an acquisition by (i) the Company, (ii) any Subsidiary or (iii) any Employee Benefit Plan maintained by the Company or any Subsidiary, including a trust forming part of any such plan;

(ii)           During any 2-year period, individuals who, at the beginning of such 2-year period, constitute the Board (the “Incumbent Board of Directors”), cease for any reason to constitute at least 50% of the members of the Board; provided, however, that (i) if the election or nomination for election by the Company’s shareholders of any new director was approved by a vote of at least two-thirds of the Incumbent Board of Directors, such new director shall, for purposes hereof, be deemed to be a member of the Incumbent Board of Directors, and (ii) no individual shall be deemed to be a member of the Incumbent Board of Directors if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person or Group other than the Board of Directors (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest;

(iii)           The consummation of a merger, consolidation or reorganization involving the Company or any Subsidiary, unless the merger, consolidation or reorganization is a Non-Control Transaction. A “Non-Control Transaction” shall mean a merger, consolidation or reorganization of the Company or any Subsidiary where:  (A) the shareholders of the Company (or such Subsidiary, as  the case may be) who immediately prior to the merger, consolidation or reorganization owned, directly or indirectly, at least 50% of the combined voting power of the outstanding Voting Securities of the Company or such Subsidiary immediately following such merger, consolidation or reorganization, own at least 50% of the combined voting power of the outstanding voting securities of the corporation resulting from such merger, consolidation or reorganization (the "Surviving Corporation"), in substantially the same proportions as their ownership of the Common Stock or Voting Securities, as the case may be, immediately prior to the merger, consolidation or reorganization; (B) the individuals who were members of the Incumbent Board of Directors immediately prior to the execution of the agreement providing for the merger, consolidation or reorganization constitute at least two-thirds of the members of the board of directors of the Surviving Corporation, or a corporation beneficially owning, directly or indirectly, a majority of the outstanding voting securities of the Surviving Corporation, and (C) no Person or Group, other than (1) the Company, (2) any Subsidiary, (3) any Employee Benefit Plan or (4) any other Person or Group who, immediately prior to the merger, consolidation or reorganization, had Beneficial Ownership of not less than 20% of the outstanding Voting Securities or Common Stock, has Beneficial Ownership of 20% or more of the combined voting power of the Surviving Corporation's outstanding voting securities or common stock

(iv)           A complete liquidation or dissolution of the Company; or

(v)           The sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary) (“Asset Sale”)

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred:

(i)           solely because any Person or Group (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding Voting Securities or Common Stock of the Company as a result of an acquisition of Voting Securities or Common Stock by the Company, which, by reducing the number of shares of Voting Securities or Common Stock then outstanding, increases the proportional number of shares beneficially owned by the Subject Person; provided, however, that if a Change in Control would have occurred (but for the operation of this sentence) as a result of the acquisition of Voting Securities or common stock by the Company, and after such acquisition by the Company, the Subject Person becomes the beneficial owner of any additional shares of Voting Securities or Common Stock, which increases the percentage of the then outstanding shares of Voting Securities or Common Stock beneficially owned by  the Subject Person, then a Change in Control shall be deemed to have occurred;

(ii)          if the acquisition or ownership of any Common Stock or Voting Securities by the Company and its Affiliates (determined as if it was the Company) shall not cause or result in a Change in Control; or

(iii)         The Board or its Compensation Committee shall have determined that no Change in Control shall have occurred in respect of a particular event or series of events.

(c)    Business Expenses. Employee shall be reimbursed by the Company for all ordinary and necessary expenses incurred by Employee in the performance of his duties hereunder on behalf of the Company, such expenses not to exceed $500 per month without the prior written approval of the Company.

5.      TERMINATION.

(a)      Termination Due to Death or Disability.

(i)      Death. This Agreement shall terminate immediately upon the death of Employee.  Upon Employee’s death, Employee’s estate or Employee’s legal representative, as the case may be, shall be entitled to Employee’s accrued and unpaid Salary and vacation as of the date of Employee’s death, plus all other compensation and benefits that were vested through the date of Employee’s death.

(ii)     Disability. In the event of Employee’s Disability, this Agreement shall terminate and Employee shall be entitled to (a) accrued and unpaid vacation through the first date that a Disability is determined; and (b) all other compensation and benefits that were vested through the first date that a Disability has been determined.

(b)       Termination .  Both the Company and the Employee may terminate the employment hereunder by delivery of written notice to the other party at least thirty (30) days prior to termination date or with a shorter notice period if agreed upon by the Parties provided, however, that in the event of a breach of this Agreement by the Employee or an event which would constitute “Cause”, the Company may immediately terminate this Agreement upon written notice with no waiting period;.  Upon the effective date of termination under this Section 5.2, Employee shall be entitled to (a) accrued and unpaid vacation through such effective date; and (b) all other compensation and benefits that were vested through such effective date.

(c)       Notice of Termination.  Any termination of the Employment by the Company or the Employee shall be communicated by a notice in accordance with Section 8.4 of this Agreement (the “Notice of Termination”).

(d)       Payment. The Employee shall not be entitled to severance payments upon any termination provided in Section 5 herein. Except as otherwise provided in this Agreement, any payments to which the Employee shall be entitled under this Section 5, including, without limitation, any economic equivalent of any benefit, shall be made as promptly as possible following the Date of Termination, but in no event more than 30 days after the Date of Termination.  If the amount of any payment due to the Employee cannot be finally determined within 30 days after the Date of Termination, such amount shall be reasonably estimated on a good faith basis by the Company and the estimated amount shall be paid no later than thirty (30) days after such Date of Termination.  As soon as practicable thereafter, the final determination of the amount due shall be made and any adjustment requiring a payment to Employee shall be made as promptly as practicable.  The payment of any amounts under this Section 5 shall not affect Employee’s rights to receive any workers’ compensation benefits.

6.      EMPLOYEE’S REPRESENTATION. The Employee represents and warrants to the Company that: (a) he is subject to no contractual, fiduciary or other obligation which may affect the performance of his duties under this Agreement; (b) he has terminated, in accordance with their terms, any contractual obligation which may affect his performance under this Agreement; and (c) his employment with the Company will not require him to use or disclose proprietary or confidential information of any other person or entity.

7.      NON-COMPETITION: NON-DISCLOSURE; INVENTIONS.

(e)      Trade Secrets. Employee acknowledges that his employment position with the Company is one of trust and confidence. Employee further understands and acknowledges that, during the course of Employee's employment with the Company, Employee will be entrusted with access to certain confidential information, specialized knowledge and trade secrets which belong to the Company, or its subsidiaries, including, but not limited to, their methods of operation and developing customer base, its manner of cultivating customer relations, its practices and preferences, current and future market strategies, formulas, patterns, patents, devices, secret inventions, processes, compilations of information, records, and customer lists, all of which are regularly used in the operation of their business and which Employee acknowledges have been acquired, learned and developed by them only through the expenditure of substantial sums of money, time and effort, which are not readily ascertainable, and which are discoverable only with substantial effort, and which thus are the confidential and the exclusive Property of the Company and its subsidiaries (hereinafter “Trade Secrets”). Employee covenants and agrees to use his best efforts and utmost diligence to protect those Trade Secrets from disclosure to third parties.  Employee further acknowledges that, absent the protections afforded the Company and its subsidiaries in Section 7, Employee would not be entrusted with any of such Trade Secrets. Accordingly, Employee agrees and covenants (which agreement and covenant shall survive the termination of this Agreement regardless of the reason) as follows:

(i)      Employee will at no time take any action or make any statement that will disparage or discredit the Company, any of its subsidiaries or their products or services;

(ii)      During the period of Employee's employment with the Company and for 60 months immediately following the termination of such employment, Employee will not disclose or reveal to any person, firm or corporation other than in connection with the business of the Company and its subsidiaries or as may be required by law, any Trade Secret used or useable by the Company or any of its subsidiaries, divisions or Affiliates (collectively the “Companies”) in connection with their respective businesses, known to Employee as a result of his employment by the Company, or other relationship with the Companies, and which is not otherwise publicly available. Employee further agrees that during the term of this Agreement and at all times thereafter, he will keep confidential and not disclose or reveal to any person, firm or corporation other than in connection with the business of the Companies or as may be required by applicable law, any information received by him during the course of her employment with regard to the financial, business, or other affairs of the Companies, their respective officers, directors, customers or suppliers which is not publicly available;

(iii)           Upon the termination of Employee's employment with the Company, Employee will return to the Company all documents, customer lists, customer information, product samples, presentation materials, drawing specifications, equipment and other materials relating to the business of any of the Companies, which Employee hereby acknowledges are the sole and exclusive property of the Companies or any one of them.  Nothing in this Agreement shall prohibit Employee from retaining, at all times any document relating to his personal entitlements and obligations, his rolodex, his personal correspondence files; and any additional personal property;

(iv)           During the term of the Agreement and, for a period of three (3) months immediately following the termination of the Employee's employment with the Company, Employee will not: compete, or participate as a shareholder, director, officer, partner (limited or general), trustee, holder of a beneficial interest, employee, agent of or representative in any business competing directly with the Companies without the prior written consent of the Company, which may be withheld in the Company’s sole discretion; provided, however, that nothing contained herein shall be construed to limit or prevent the purchase or beneficial ownership by Employee of less than five percent of any security registered under Section 12 or 15 of the Securities Exchange Act of 1934;

(v)           During the term of the Agreement and, for a period of eighteen (18) months immediately following the termination of the Employee's employment with the Company, Employee will not:

(A)      solicit or accept competing business from any customer of any of the Companies or any person or entity known by Employee to be or have been, during the preceding 18 months, a customer or Prospective Customer of any of the Companies without the prior written consent of the Company;

(B)      encourage, request or advise any such customer or Prospective Customer of any of the Companies to withdraw or cancel any of their business from or with any of the Companies; or

(vi)           Employee will not during the period of his employment with the Company and, subject to the provisions hereof for a period of eighteen (18) months immediately following the termination of Employee's employment with the Company,

(A)      conspire with any person employed by any of the Companies with respect to any of the matters covered by this Section 7;

(B)      encourage, induce or solicit any person employed by any of the Companies to facilitate Employee's violation of the covenants contained in this Section 7;

(C)      assist any entity to solicit the employment of any employee of any of the Companies; or

(D)      employ or hire any employee of any of the Companies, or solicit or induce any such person to join the Employee as a partner, investor, coventurer, or otherwise encourage or induce them to terminate their employment with any of the Companies.

(f)      Employee expressly acknowledges that all of the provisions of this Section 7 of this Agreement have been bargained for and Employee's agreement hereto is an integral part of the consideration to be rendered by the Employee which justifies the rate and extent of the compensation provided for hereunder.

(g)     Employee acknowledges and agrees that a violation of any one of the covenants contained in this Section 7 shall cause irreparable injury to the Company, that the remedy at law for such a violation would be inadequate and that the Company shall thus be entitled to temporary injunctive relief to enforce that covenant until such time that a court of competent jurisdiction either (a) grants or denies permanent injunctive relief or (b) awards other equitable remedy(s) as it sees fit.

(h)     Successors.

(i)      Employee. This Agreement is personal to Employee and, without the prior express written consent of the Company, shall not be assignable by Employee, except that Employee’s rights to receive any compensation or benefits under this Agreement may be transferred or disposed of pursuant to testamentary disposition, intestate succession or a qualified domestic relations order or in connection with a Disability.  This Agreement shall inure to the benefit of and be enforceable by Employee’s estate, heirs, beneficiaries, and/or legal representatives.

(ii)     The Company. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(i)      Inventions and Patents. The Company shall be entitled to the sole benefit and exclusive ownership of any inventions or improvements in products, processes, or other things that may be made or discovered by Employee while he is in the service of the Company, and all patents for the same. During the Term, Employee shall do all acts necessary or required by the Company to give effect to this section and, following the Term, Employee shall do all acts reasonably necessary or required by the Company to give effect to this section.  In all cases, the Company shall pay all costs and fees associated with such acts by Employee.

8.      MISCELLANEOUS.

(j)      Indemnification.  The Company and each of its subsidiaries shall, to the maximum extent provided under applicable law, indemnify and hold Employee harmless from and against any expenses, including reasonable attorney’s fees, judgments, fines, settlements and other legally permissible amounts (“Losses”), incurred in connection with any proceeding arising out of, or related to, Employee’s employment by the Company, other than any such Losses incurred as a result of Employee’s negligence or willful misconduct.  The Company shall, or shall cause a subsidiary thereof to, advance to Employee any expenses, including attorney’s fees and costs of settlement, incurred in defending any such proceeding to the maximum extent permitted by applicable law.  Such costs and expenses incurred by Employee in defense of any such proceeding shall be paid by the Company or applicable subsidiary in advance of the final disposition of such proceeding promptly upon receipt by the Company of (a) written request for payment; (b) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought; and (c) an undertaking adequate under applicable law made by or on behalf of Employee to repay the amounts so advanced if it shall ultimately be determined pursuant to any non-appealable judgment or settlement that Employee is not entitled to be indemnified by the Company or any subsidiary thereof.  The Company will provide Employee with coverage under all director’s and officer’s liability insurance policies which is has in effect during the Term, with no deductible to Employee.

(k)     Applicable Law.  Except as may be otherwise provided herein, this Agreement shall be governed by and construed in accordance with the laws of the State of New York, applied without reference to principles of conflict of laws.

(l)      Amendments. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors or legal representatives.

(m)    Notices.  All notices and other communications hereunder shall be in writing and shall be given by hand-delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Employee:

Mr. Qingtai Liu
Changda Road East,
Development District,
Changle County, Shandong, P.R.C.

If to the Company:

Shengtai Pharmaceutical, Inc.
Changda Road East,
Development District,
Changle County, Shandong, P.R.C.

Attn:  Mr. Qingtai Liu
Tel:    86-536-6295802

With a copy to (which shall not constitute notice):

Guzov Ofsink, LLC
600 Madison Avenue, 11th Floor
New York, New York 10022
Attn: Darren Ofsink
Tel: 212-371-8008

Or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notices and communications shall be effective when actually received by the addressee.

(n)      Withholding.  The Company may withhold from any amounts payable under the Agreement, such federal, state and local income, unemployment, social security and similar employment related taxes and similar employment related withholdings as shall be required to be withheld pursuant to any applicable law or regulation.

(o)      Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and any such provision which is not valid or enforceable in whole shall be enforced to the maximum extent permitted by law.

(p)      Captions.  The captions of this Agreement are not part of the provisions and shall have no force or effect.

(q)      Entire Agreement.  This Agreement contains the entire agreement among the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto.

(r)      Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement or the Employee’s employment hereunder to the extent necessary to the intended preservation of such rights and obligations.

(s)      Waiver. Either Party's failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

(t)      Joint Efforts/Counterparts.   Preparation of this Agreement shall be deemed to be the joint effort of the parties hereto and shall not be construed more severely against any party.  This Agreement may be signed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

(u)      Representation by Counsel.   Each Party hereby represents that it has had the opportunity to be represented by legal counsel of its choice in connection with the negotiation and execution of this Agreement.

— Signature page follows —

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

EMPLOYEE:	SHENGTAI PHARMACEUITICAL, INC.

	By:	/s/ Christopher Wenbing Wang
/s/Qingtai Liu	Christopher Wenbing Wang
Qingtai Liu	Chairman, Compensation Committee